UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2015 (October 26, 2015)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                                                     Other Events.

Arch Coal, Inc. (“Arch”) today announced the termination of its previously announced (i) private offer to exchange (the “2020 Exchange Offer”) new 6.25% Trust Certificates due 2021 (the “Trust Certificates”) and a cash payment for any and all of its outstanding 7.25% Senior Notes due 2020 (the “2020 Notes”) and the related offer to holders of 2020 Notes that were not eligible to participate in the 2020 Exchange Offer to exchange new 2022 Notes and a cash payment for their 2020 Notes (the “Ineligible Holders Offer”) and (ii) private offer to exchange (the “Concurrent Exchange Offer” and, together with the 2020 Exchange Offer and the Ineligible Holders Offer, the “Exchange Offers”) Trust Certificates, 8.00% Senior Secured Notes due 2022 and 12.00% Senior Secured Second Lien Notes due 2023 for its outstanding 7.000% Senior Notes due 2019, 9.875% Senior Notes due 2019 and 7.250% Senior Notes due 2021.

The Exchange Offers expired pursuant to their terms at 12:00 midnight, New York City time, on October 26, 2015.

Furthermore, the previously announced support agreement that Arch had entered into on July 1, 2015 (as amended, the “Support Agreement”) with holders of approximately 56.9% in aggregate principal amount of the 2020 Notes expired by its terms on October 26, 2015. The Support Agreement has not been extended by the parties thereto.

Prior to the expiration of the Exchange Offers, certain term loan lenders under Arch’s Amended and Restated Credit Agreement dated as of June 14, 2011 (the “Directing Lenders”) delivered a letter to the term loan administrative agent directing it to refrain from executing any documentation relating to the Exchange Offers. Following receipt of the direction letter, the term loan administrative agent tendered its resignation.  Arch believes that the successor administrative agent appointed by the Directing Lenders would not execute the documents required for the Exchange Offers, absent direction from a majority of the term loan lenders, which had not been received prior to the expiration of the Exchange Offers.

On September 16, 2015, GSO Special Situations Master Fund LP (“GSO”), which represents that it holds certain of Arch’s unsecured notes and term loans, filed a complaint in the Commercial Division of the Supreme Court of the State of New York against the Directing Lenders and the administrative agent, seeking a declaratory judgment that the Exchange Offers are permissible under the Credit Agreement and do not require the consent of the Directing Lenders, and also seeking a preliminary and permanent injunctions barring the Directing Lenders from instructing the administrative agent not to execute the documents required to close the Exchange Offers.  On October 16, 2015, the Court issued an order denying GSO’s motion for a temporary restraining order and preliminary injunction.  On October 21, 2015, GSO appealed that ruling.

Absent resolution of the litigation in favor of the plaintiff, Arch believes that the administrative agent is highly unlikely to execute the documentation required to consummate the Exchange Offers on their current terms.  As a result of the position of the Directing Lenders, the status of the pending litigation, current market conditions and various other factors, Arch has concluded that the conditions to the Exchange Offers have not and will not be satisfied, and that the offers will not be consummated.  Accordingly, Arch has elected to terminate the Exchange Offers.

Arch is currently in active dialogue with various creditors with respect to a restructuring of its balance sheet. The Company’s mining operations and customer shipments are continuing as normal.

A copy of the press release described above is attached hereto as Exhibit 99.1.

Item 9.01                                                               Financial Statements and Exhibits.

(d)

Exhibits

The following exhibits are attached hereto and filed herewith

Exhibit No.	Description
99.1	Press release dated October 27, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch Coal, Inc.
Date: October 27, 2015

	By:	/s/ Robert G. Jones
		Name:	Robert G. Jones
		Title:	Senior Vice President — Law, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release dated October 27, 2015.